GERMAN AMERICAN BANCORP, INC.

NEWS RELEASE

For additional information, contact:
Mark A Schroeder, President/CEO of German American Bancorp, Inc.
Bradley M Rust, Executive Vice President/CFO of German American Bancorp, Inc.
(812) 482-1314

July 8, 2016        German American Announces Executive Promotions

JASPER, Ind., German American Bancorp, Inc. (Nasdaq: GABC) and its banking subsidiary, German American Bancorp has announced a number of promotions to its executive and senior officer group. Mark A. Schroeder, Chairman & Chief Executive Officer, made the following comments regarding the announcement, “In response to the tremendous growth we‘ve experienced as a Company in recent years and in preparation for what we see as continued, excellent prospects for future growth, we are very pleased to announce the following executive promotions.”

Randall L. Braun has been promoted to Executive Vice President - Chief Retail Banking and Development Officer. Braun, who joined German American in 2011, brings nearly 25 years of broad-based banking industry experience to his expanded role. In addition to continuing to head the Company’s retail banking business line, Braun will provide executive oversight of German American’s leadership development program, as well as of the Company’s human resource and training functions. In this newly appointed role, he will be responsible for the recruitment, development, training and retention of the Company’s nearly 600 financial professionals.

D. Neil Dauby has been promoted to Executive Vice President - Chief Commercial Banking Officer. Dauby, who holds a certified public accountant designation, joined German American in 2001, following a successful 15 year career in public accounting. He previously served as president of one of German’s American’s community banking subsidiaries and will continue to serve as the regional president of the Company’s south central region, consisting of Dubois, Perry, and Spencer Counties. In his new role as Head of Commercial Banking, Dauby will carry the expanded responsibility for all aspects of the Company’s commercial banking line of business.

Keith A. Leinenbach has been promoted to Executive Vice President and Chief Credit Officer. Leinenbach, who has 34 years of commercial banking experience within the Company’s geographic market area, has been with German American since 2000. During his tenure with German American, Leinenbach has served as senior commercial banker, regional credit officer, and, most recently, as corporate senior vice president & chief credit officer. In the role as Chief Credit Officer, he has responsibility for the Company’s commercial asset quality and the commercial credit administration function.

Braun, Dauby, and Leinenbach, along with Chairman & CEO Mark A. Schroeder, President Clay W. Ewing, and Executive Vice President & CFO Bradley M. Rust, comprise the Company’s executive management group.

In addition, German American also announced the promotion of Clay M. Barrett and Vicki L. Schuler to the position of corporate Senior Vice President.

Clay M. Barrett, in his newly appointed position of Senior Vice President of Technology and Operations, will lead the Company’s core processing and operations functions, as well as its efforts to stay abreast with the ever changing client demands for technology-driven products and services. Barrett, who previously held the position of vice president-digital banking, electronic payments and project management, has been with German American since 2012, having held technology and operations positions within the banking industry for the past 15 years.

Vicki L. Schuler, who was promoted to the position of Senior Vice President & Controller, holds a certified public accountant designation and leads the Company’s accounting function. She has been with German American for over 15 years, which followed her tenure in public accounting. Schuler previously held the position of vice president-controller with the Company. In her role as Senior Vice President & Controller, she oversees all aspects of financial and regulatory accounting and reporting.

Schroeder commented, “Our ability to fill each of these critically important positions from within our existing management team speaks volumes of our strong internal culture of preparing existing team members, from throughout the organization, to step into areas of additional responsibility. This ability and desire to promote from within the organization will allow us to perpetuate our culture of delivering exceptional customer service and building superior shareholder value, as we continue to expand geographically and begin to prepare for natural leadership succession.”

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About German American

German American Bancorp, Inc., is a NASDAQ-traded (symbol: GABC) bank holding company based in Jasper, Indiana. German American, through its banking subsidiary German American Bancorp, operates 51 banking offices in 19 contiguous southern Indiana counties and one northern Kentucky county. The Company also owns an investment brokerage subsidiary (German American Investment Services, Inc.) and a full line property and casualty insurance agency (German American Insurance, Inc.).